Exhibit 99.1

April 27, 2012

To Our Members:

The Federal Home Loan Bank of Chicago expects to report net income of $116 million for the first quarter of 2012 when we file our first quarter Form 10-Q report with the Securities and Exchange Commission next month. While our restructured balance sheet continues to generate strong net interest margin, our results for the first quarter were substantially increased by much lower-than-anticipated hedging expenses and relatively high prepayment fees. The prepayment fees were generated, in large part, by members taking advantage of the low-rate environment by electing to prepay outstanding advances and replace them with new advances in order to reduce their future net interest expense.

Over the past four years, we have built a strong base of $1.4 billion of retained earnings while remediating significant financial and regulatory issues. We are also in the process of enhancing our value to our members by building our member-focused businesses. Now that we have resumed dividend payments and stock redemptions and repurchases, and the Consent Cease and Desist Order has been terminated, we are investing in the strategic initiatives that we believe will contribute to our future success.

Key Initiatives and Goals

In order to increase use of the Bank by our members, we are enhancing our products and services so that all of our members can maximize the value of their memberships. We are focused on helping you make doing business with us core to your business by becoming an integral component of your short-term liquidity and long-term funding strategies. In order to do so, we must also:

•	Continue to generate consistent, profitable results while extending the benefits of our funding advantage to you while paying a reasonable dividend;

•	Make it easier to transact business with us;

•	Maximize member borrowing capacity through analysis of collateral values;

•	Expand the product options of and member participation in the MPF® Program; and

•	Integrate our community investment programs with your social investment goals.

Improving Member Outreach

We remain committed to transparent communication with our members. We are changing our approach to member dialogues by offering more education and training to groups of members as well as ensuring that our one-on-one member meetings focus on your goals and how we can help you reach them. In addition to continuing our daily and weekly market updates, we have planned:

•	Quarterly earnings calls, beginning with our first quarter call on May 14 at 1 p.m.;

•	Our first-ever Management Conference to be held July 12-13, 2012, in Chicago; and

•	Training sessions for members and their boards on a variety of topics, including asset liability management.

First Quarter 2012 Financial Highlights

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We recorded net income of $116 million for the first quarter of 2012, substantially more than net income of $26 million in the first quarter of 2011, due to the combination of a strong base of net interest income, the market-driven impact on our hedging costs, and relatively high prepayment fees. Net interest income of $153 million was 29% higher than net interest income of $119 million in the first quarter of last year. Positive contributions to net income in the first quarter of 2012 included $26 million in prepayment fees, net of fair value hedge adjustments, and net gains on hedging activities of $16 million (compared to losses of $19 million in the first quarter of 2011), resulting from the lower-rate and less-volatile market. Other-than-temporary impairment (OTTI) credit loss on our private-label mortgage-backed securities (MBS) portfolio was $1 million for the quarter, compared to $20 million in the first quarter last year. While we continue to generate sound net interest income, we cannot predict the impact on future earnings of prepayment fees, hedging activities, or future OTTI credit losses.

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Advances outstanding at March 31, 2012, were $14.7 billion, 4% lower than the year-end level of $15.3 billion. While advances overall were down from the previous quarter, we have seen some intra-quarter fluctuations over the past six to nine months, as well as some growth in specific sectors. We are talking to members - including those with significant liquidity on their balance sheets - about how advances can benefit their long-term earnings and interest rate risk management goals, even in this extraordinary low-rate environment.

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Mortgage Partnership Finance® (MPF) loans held in portfolio declined $1.0 billion (7%) over the quarter to $13.1 billion. We increased our allowance for loan loss from $45 million to $49 million consistent with the increase in our nonperforming and impaired MPF loan amounts. The MPF Program continues to help members gain access to the secondary mortgage market through the MPF Xtra® product. MPF Xtra loan volume was $683 million for our participating financial institutions and $1.2 billion for the program overall during the quarter. In addition, some members are selling loans through our traditional risk-sharing MPF products, which are held in portfolio at another home loan bank. We continue to research solutions that could result in more risk-sharing products for our participating financial institutions to be held by third-party investors, including private firms.

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Total investment securities decreased $1.3 billion (3%) to $37.5 billion, as investments matured and paid down. Total assets fell $2.4 billion (3%) to $68.9 billion. We anticipate that the overall size of the Bank will continue to fall as MPF loans pay down, investment securities mature, and we continue to repurchase members' excess capital stock.

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As a result of our net income, our retained earnings grew $115 million to $1.4 billion. Our strong earnings over the past two years have built our retained earnings, providing better protection for member capital and facilitating $1.2 billion in capital stock repurchases and redemptions since late 2011.

•	We are in compliance with all of our regulatory capital requirements.

Summary

We have positioned the Bank to continue to add value to our members. We look forward to an even stronger cooperative of active members taking full advantage of the resources at your disposal as we partner more closely with you.

Please refer to the attached unaudited and preliminary Condensed Statements of Income and Statements of Condition. Once we file our first quarter Form 10-Q, you will be able to access it through our website, www.fhlbc.com, or the SEC's reporting website, www.sec.gov/edgar. In addition, you will be invited to participate in an earnings call, tentatively scheduled for Monday, May 14, at 1:00 p.m. Our Chief Financial Officer, Roger Lundstrom, will provide more details on our recent earnings. And, I hope to see you at our Management Conference July 12-13 in Chicago; we have an exciting agenda focused on issues of importance to all members.

Finally, I would like to thank all of you for your membership and your support as we worked through our problems. We have successfully completed our remediation and are now fully focused on building the home loan bank that our members deserve.

Best regards,

Matt Feldman
President and CEO

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to successfully transition to a new business model and to pay future dividends, our ability to meet required conditions to repurchase or redeem excess capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements and determining that our financial condition is sound enough to support such repurchases and redemptions, and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter. The financial results discussed in this letter are preliminary and unaudited. “Mortgage Partnership Finance,” “MPF,” “MPF Xtra,” and “Downpayment Plus” are registered trademarks of the Federal Home Loan Bank of Chicago.

Condensed Statements of Income
(Dollars in millions)
(Preliminary and Unaudited)
	For the Quarter ended March 31,
	2012	2011	Change
Interest income	$525	$586	(10)%
Interest expense	366	461	(21)%
Provision for credit losses	6	6	—%
Net interest income	153	119	29%
Other-than-temporary impairment (credit loss)	(1)	(20)	95%
Other non-interest gain (loss)	7	(27)	126%
Non-interest expense	30	36	(17)%
Assessments	13	10	30%
Net income	$116	$26	346%

Net yield on interest-earning assets	0.91%	0.58%	0.33%

Condensed Statements of Condition
(Dollars in millions)
(Preliminary and Unaudited)

	March 31, 2012	December 31, 2011	Change
Cash and due from banks	$527	$1,002	(47)%
Federal Funds sold and securities purchased under agreement to resell	2,720	1,775	53%
Investment securities	37,462	38,728	(3)%
Advances	14,739	15,291	(4)%
MPF Loans held in portfolio, net	13,132	14,118	(7)%
Other	328	341	(4)%
Total assets	$68,908	$71,255	(3)%

Consolidated obligation discount notes	$22,424	$25,404	(12)%
Consolidated obligation bonds	41,048	39,880	3%
Subordinated notes	1,000	1,000	—%
Other	1,479	1,679	(12)%
Total liabilities	65,951	67,963	(3)%

Capital stock	1,908	2,402	(21)%
Retained earnings	1,436	1,321	9%
Accumulated other comprehensive income (loss)	(387)	(431)	10%
Total capital	2,957	3,292	(10)%
Total liabilities and capital	$68,908	$71,255	(3)%

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